Exhibit 99.1

NEWS RELEASE Dayton, OH October 24, 2006

MTC Technologies, Inc.

4032 Linden Ave

Dayton, OH 45432

www.mtctechnologies.com

FOR IMMEDIATE RELEASE

TUESDAY, OCTOBER 24, 2006

MTC TECHNOLOGIES, INC. REPORTS RECORD THIRD QUARTER REVENUE

DAYTON, OH, October 24 – MTC Technologies, Inc. and subsidiaries (NASDAQ Global Select Market: MTCT), a significant provider of engineering, information technology, and other technical solutions to the Department of Defense (DoD) and national security agencies, today reported results for the quarter ended September 30, 2006.

Quarterly Financial Highlights (3rd quarter ‘06 compared to 3rd quarter ‘05):

•	Revenues increased 3.9% to $105.2 million, an increase of $4.0 million

•	Gross profit increased 10.5% to $17.3 million, an increase of $1.6 million

•	Operating income decreased 5.1% to $9.4 million, a decrease of $0.5 million

•	Net income decreased 13.1% to $4.8 million, a decrease of $0.7 million

•	EBITDA increased 2.1% to $12.0 million, an increase of $0.2 million

•	Diluted earnings per share were $0.31 for the 3rd quarter of 2006 compared to diluted earnings per share of $0.35 for the 3rd quarter of 2005

•	Cash flow from operating activities was $17.7 million, an increase of $2.0 million

•	Funded backlog was approximately $273 million at September 30, 2006 versus $261 million at September 30, 2005

Raj Soin, Founder and Chairman of the Board, noted “Although we are seeing the effects of contract award and funding delays in our quarterly results, new wins, new proposals and new areas of thrust have actually enhanced the long-term growth prospects of the company.”

Third Quarter Results:

Revenues of $105.2 million for the quarter ended September 30, 2006, reflected a 3.9% increase over the $101.2 million recorded in the same period of 2005. Revenue growth resulted from approximately $16 million of revenue from the acquisition of AIC (representing about $9 million in organic growth), offset by an approximately $12 million decline in revenues for the balance of the company. This decline in revenues was largely the result of delayed customer deliveries on various task orders under the Flexible Acquisition and Sustainment Tool (FAST) contract.

Gross profit of $17.3 million for the quarter ended September 30, 2006, increased 10.5% or $1.6 million over the $15.7 million recorded in the same period of 2005. Gross profit as a percentage of revenue increased to 16.5% from 15.5% in the same period of 2005. This increase as a percentage of revenue reflects variation in business mix.

Operating income for the quarter ended September 30, 2006 decreased 5.1% to $9.4 million, compared to $9.9 million recorded in the quarter ended September 30, 2005. The decrease primarily reflects the increased gross profit, offset by higher general and administrative expenses and an approximately $0.2 million increase in acquisition-related intangible asset amortization. The $2.0 million increase in general and administrative expenses for the quarter ended September 30, 2006 is primarily attributable to the additional general and administrative expenses resulting from the acquisition of Aerospace Integration Corporation (AIC) and approximately $0.2 million of stock compensation expense. Both the intangible amortization and stock compensation expenses are non-cash expenses.

Net income for the quarter ended September 30, 2006 was $4.8 million, a 13.1% decrease over third quarter 2005 net income of $5.6 million. This decrease primarily reflects the decreased operating income and the increase in net interest expense of approximately $0.7 million recognized during the third quarter of 2006. EBITDA of $12.0 million was 11.4% of revenue for the quarter ended September 30, 2006, which remained relatively constant with the EBITDA of $11.8 million, or 11.6% of revenue, reported in the same period of 2005. Fully diluted earnings per share for the third quarter of 2006 were $0.31 compared to fully diluted earnings per share of $0.35 for the third quarter of 2005.

Cash flow from operations for the three months ended September 30, 2006 was a robust $17.7 million as Days Sales Outstanding of Accounts Receivables were reduced from 82 days at June 30, 2006 to 76 days at September 30, 2006.

Year-to-date September 30, 2006 Highlights:

Revenues for the nine months ended September 30, 2006 increased 10.4% to $304.8 million, an increase of $28.7 million over revenue of $276.2 million from the same period in 2005. Revenue growth resulted from approximately $35 million of revenue from the acquisitions made during the last twelve months, offset by an approximately $6 million decline in revenues for the balance of the company. Gross profit for the nine months ended September 30, 2006 increased 13.8% to $50.3 million, an increase of $6.1 million over the same period in 2005. Gross profit as a percentage of revenue increased to 16.5% from 16.0% in the same period of 2005, primarily attributable to the acquisition made in second quarter of 2006 and changes in business mix. Operating income of $28.5 million for the nine months ended September 30, 2006 was modestly higher than the operating income of $28.1 million recorded during the same period in 2005.

Net income for the nine months ended September 30, 2006 was $15.0 million, a $0.9 million decrease over net income of $15.9 million for the same period in 2005. Fully diluted earnings per share for the nine months ended September 30, 2006 were $0.96 compared to fully diluted earnings per share of $1.00 for the nine months ended September 30, 2005.

EBITDA for the nine months ended September 30, 2006 of $35.3 million was up about 6% over 2005 EBITDA for the nine months ended September 30, 2005 of $33.3 million. The year to date EBITDA percentage is 11.6% vs. 12.1% for 2005, with the difference in percentage attributable to higher G&A expense as a percent of revenue.

David Gutridge, Chief Executive Officer of MTC noted, “This was a disappointing quarter for us as we continued to see funding cuts and contract delays impact our deliveries and the award of new business. While our EBITDA percentage remains at the high end of our peer group, we are not content with our organic growth rate and are making significant investments in our business development assets so we can pursue the large number of opportunities we are developing.”

Company Guidance:

The Company also issued revised guidance for full year 2006 and provided guidance for the fourth quarter of 2006. Mike Gearhardt, Senior Vice President and Chief Financial Officer of MTC, stated that, “The continuing delays in spending and market uncertainty have caused us to lower full year 2006 revenue and net income guidance. Because of the uncertainty of the timing of orders from our customer base, we will issue guidance for the first quarter of 2007 and full year 2007 when we announce our 4th quarter 2006 results. I will say that we anticipate organic growth to be at least 5% in 2007.”

The table below summarizes the guidance ranges for the fourth quarter of 2006 and full year 2006.

	All amounts except earnings per share in thousands
	Revenue	Net Income	Earnings per Share	Est. Avg. Share
Fourth Quarter 2006	$100,000-$115,000	$4,200 - $5,300	$0.27 - $0.35 – Basic	15,310
			$0.27- $0.35 – Diluted	15,350

Full Year 2006	$405,000 - $420,000	$19,250 - $20,400	$1.23 - $1.31 – Basic	15,620
			$1.23 - $1.30 – Diluted	15,650

3rd Quarter Earnings Conference Call:

The Company will conduct a conference call today at 10:00 a.m. EST to discuss its third quarter 2006 results. To obtain the dial-in number, please call our Director of Investor Relations at 937-252-9199. To access the webcast of today’s call, please go to www.mtctechnologies.com. Internet participants should go to the website at least 15 minutes early to register, download and install any necessary audio software. A replay of the call will remain available through the site for 15 days.

MTC, through its wholly owned subsidiaries, delivers warfighter solutions involving systems engineering, information technology, intelligence, and program management services primarily to the Department of Defense. Cited by Forbes as #54 of America’s 200 Best Small Companies 2006, by Washington Technology as 34th in revenue growth among the “Top 100” of IT Federal Prime Contractors, and ranked 2nd by Aviation Week & Space Technology as a “Top Performing Small Company,” MTC employs approximately 2,900 people in more than 40 locations. The company was founded in 1984 and is headquartered in Dayton, Ohio.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release that are not present or historical fact, such as statements regarding MTC’s plans and financial performance, including the results from MTC’s acquisition of Aerospace Integration Corporation are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, forward-looking statements. These risks and uncertainties include: risks related to the growth of our FAST program, including strains on resources and decreases in operating margins; federal government audits and cost adjustments; differences between authorized amounts and amounts received by us under government contracts; government customers’ failure to exercise options under contracts; changes in federal government (or other applicable) procurement laws, regulations, policies and budgets; our ability to attract and retain qualified personnel; our ability to retain contracts during re-bidding processes; pricing pressures; undertaking acquisitions that might increase our costs or liabilities or be disruptive; integration of acquisitions, including Aerospace Integration Corporation; and changes in general economic and business conditions. For more information concerning these risks and uncertainties, see the Securities and Exchange Commission filings for MTC. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time, and we specifically disclaim any obligation to update these statements.

Selected detailed financial information follows. For further information on MTC, visit the website at www.mtctechnologies.com.

Selected Balance Sheet Data:

(in thousands):

	September 30, 2006	December 31, 2005
Current assets	$113,940	$112,491
Current liabilities	62,801	58,641
Working capital	51,139	53,850
Cash	4,746	13,755
Accounts receivable	85,218	81,683
Long-term bank debt	76,625	51,000
Stockholders’ equity	178,670	171,643
Total assets	322,544	285,626

Reconciliation Between Net Income and EBITDA (in thousands):

	Three months ended September 30, 2006	Three months ended September 30, 2005	Nine months ended September 30, 2006	Nine months ended September 30, 2005
Net income	$4,837	$5,565	$15,042	$15,863
Income tax expense	3,145	3,648	9,780	10,400
Net interest expense	1,428	707	3,628	1,817
Depreciation and amortization	2,621	1,865	6,883	5,235

EBITDA	$12,031	$11,785	$35,333	$33,315

EBITDA is a non-GAAP measure which is equal to the sum of income before income taxes (less)/plus net interest (income)/expense, plus depreciation and amortization. The Company discloses EBITDA because a significant portion of the Company’s growth is from acquisitions, and management believes that EBITDA, which excludes intangible amortization relating to acquisitions, is a more comparable indicator of the Company’s performance from period to period and relative to its peers.

MTC Technologies, Inc.

Condensed Consolidated Statements of Income

(Dollars in Thousands Except Per Share and Share Data)

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
Revenue	$105,194	$101,210	$304,845	$276,177
Gross profit	17,321	15,682	50,270	44,158
General and administrative expenses	6,375	4,390	17,445	12,276
Intangible asset amortization	1,536	1,372	4,375	3,802
Operating income	9,410	9,920	28,450	28,080
Net interest expense	1,428	707	3,628	1,817
Income before income tax expense	7,982	9,213	24,822	26,263
Income tax expense	3,145	3,648	9,780	10,400
Net income	4,837	5,565	15,042	15,863

Earnings per share:
Basic	$0.31	$0.35	$0.96	$1.01
Diluted	$0.31	$0.35	$0.96	$1.00

Weighted average common shares outstanding:
Basic	15,605,610	15,759,348	15,713,958	15,739,232
Diluted	15,625,304	15,823,582	15,746,258	15,800,713

FOR FURTHER INFORMATION, CONTACT:

Investor Relations & Media Contact:

Dan Bigelow, Director, Investor Relations & Corporate Communications

937-252-9199 or daniel.bigelow@mtctechnologies.com.

For Other Information Contact:

Michael Gearhardt, Chief Financial Officer

937-252-9199 or michael.gearhardt@mtctechnologies.com.